Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 7, 2007, relating to the financial statements of Wyndham Worldwide Corporation and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that, prior to its separation from Cendant Corporation (“Cendant”; known as Avis Budget Group since August 29, 2006), the Company was comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rental and vacation ownership businesses of Cendant; included in Notes 20 and 21 of the consolidated and combined financial statements is a summary of transactions with related parties; as discussed in Note 20 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006; and the Company adopted the provisions for accounting for real estate time-sharing transactions), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP
Parsippany, New Jersey
April 25, 2007